UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 12, 2014
Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	1-35305	45-3355106
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2503 S. Hanley Road
St. Louis, Missouri 63144
(Address, including Zip Code, of Principal Executive Offices)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.
On March 12, 2014, Post Holdings, Inc. (the “Company”) announced the pricing of its previously announced offering of 6.75% senior notes due 2021 (the “Notes”) at a price of 105.75% of the principal amount, plus accrued interest from November 18, 2013. In addition, the size of the Notes offering was increased from $250 million to $350 million. The Notes offering is expected to close on March 19, 2014, subject to customary closing conditions. The Company also announced the pricing of its previously announced common stock offering at $55.00 per share. The size of the common stock offering was increased from 4,000,000 shares to 5,000,000 shares. The Company also granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock at the public offering price less the underwriting discount. The common stock offering is expected to close on March 18, 2014, subject to customary closing conditions.
The Notes were offered as additional notes under an existing indenture pursuant to which the Company previously issued $525 million in aggregate principal amount of 6.75% senior notes due 2021 (the “Existing Notes”). The Notes to be issued in this offering will vote together with and will constitute part of the same series as the Existing Notes. The Notes will be unsecured unsubordinated obligations of the Company and will be guaranteed by the Company’s domestic subsidiaries.
The common stock offering and the Notes offering are being conducted as separate offerings. Neither offering is contingent upon the other. The Company intends to use the net proceeds from the proposed offerings for general corporate purchases, which could include, among other things, financing the pending PowerBar and Musashi acquisition and financing additional acquisition opportunities, working capital and capital expenditures.
A copy of the press release issued in connection therewith is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
The Notes and the related subsidiary guarantees were offered in the United States to qualified institutional buyers in an offering exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in compliance with Regulation S under the Securities Act.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits
See Exhibit Index.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 12, 2014	Post Holdings, Inc.
(Registrant)

	By:	/s/ Robert V. Vitale
Name: Robert V. Vitale
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated March 12, 2014